SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

September 17, 2007

Dear Shareholder:

This year’s annual meeting of shareholders will be held on Thursday, October 25, 2007, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Abaxis, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders is important.

A copy of Abaxis’ Annual Report to Shareholders is also enclosed for your information. At the annual meeting we will review Abaxis’ activities over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer

ABAXIS, INC.
3240 Whipple Road, Union City, California

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On October 25, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Abaxis, Inc., a California corporation (the “Company”). The meeting will be held on Thursday, October 25, 2007, at 10:00 a.m. local time at our offices, located at 3240 Whipple Road, Union City, California for the following purposes:

1. To elect six directors to serve for the ensuing year and until their successors are elected and qualified.

2. To ratify the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is August 31, 2007. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 3240 Whipple Road, Union City, California.

By Order of the Board of Directors

ZARA Z. THOMAS
Secretary

Union City, California
September 17, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABAXIS, INC.
3240 Whipple Road, Union City, California 94587

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

October 25, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Abaxis, Inc., a California corporation (referred to as the “Company” or “Abaxis”), is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about September 17, 2007 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on August 31, 2007 will be entitled to vote at the annual meeting. On this record date, there were 21,457,169 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on August 31, 2007 your shares were registered directly in your name with Abaxis’ transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on August 31, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of six directors;

•	Ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE, (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central time on October 25, 2007 to be counted.

•	To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central time on October 25, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the shareholder. If your shares are held in an account with a broker or a bank participating in the Broadridge Financial Solutions, Inc. program, you may vote those shares telephonically or via the Internet by calling the telephone number, or visiting the Internet website, shown on the voting form received from your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon other than the election of directors, you have one vote for each share of common stock you own as of August 31, 2007. For the election of directors, cumulative voting is available. Under cumulative voting, you would have six votes for each share of common stock you own. You may cast all of your votes for one candidate, or you may distribute your votes among different candidates as you choose. However, you may cumulate votes (cast more than one vote per share) for a candidate only if the candidate is nominated before the voting and at least one shareholder gives notice at the meeting, before the voting, that he or she intends to cumulate votes. If you do not specify how to distribute your votes, by giving your proxy you are authorizing the proxyholders (the individuals named on your proxy card) to cumulate votes in their discretion.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six (6) nominees for director and “For” the ratification of the appointment of Burr, Pilger & Mayer LLP as independent registered public accounting firm of the Company for its fiscal year ending March 31, 2008. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of the proxy materials and any additional solicitation materials furnished to the shareholders. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Abaxis’ Secretary at 3240 Whipple Road, Union City, California 94587.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 20, 2008, the date not less than one hundred twenty (120) days prior to the one year anniversary of our mailing to shareholders of this Proxy Statement for the 2007 Annual Meeting of Shareholders, to Abaxis’ Secretary at 3240 Whipple Road, Union City, California 94587.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be counted towards the vote total for any proposal except Proposal 2. For Proposal 2, abstentions and broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	Proposal No. 1: Election of Directors. For the election of directors, the six (6) nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm. To be approved, Proposal No. 2 ratifying the selection by the Audit Committee of the Board of Directors of Burr, Pilger & Mayer LLP as independent registered public accounting firm for the fiscal year ending March 31, 2008 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will also have the same effect as “Against” votes.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 21,457,169 shares outstanding and entitled to vote. Thus, the holders of 10,728,585 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Votes for and against, abstentions and “broker non-votes” will each be counted as present for the purposes of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the third quarter of fiscal 2008.

Proposal 1

Election Of Directors

Our Bylaws authorize a Board of Directors consisting of six directors. All of our six directors are to be elected for the ensuing year and will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders. It is the Company’s policy to strongly encourage nominees for directors to attend the Annual Meeting. All of our directors attended the 2006 Annual Meeting of Shareholders.

The candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. The persons named in the accompanying proxy will vote the shares represented thereby for the nominees named below, but may cumulate the votes for less than all of the nominees, as permitted by the laws of the State of California, unless otherwise instructed. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Abaxis. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The nominees for election to the Board of Directors at the 2007 Annual Meeting are Clinton H. Severson, Richard J. Bastiani, Ph.D., Henk J. Evenhuis, Brenton G.A. Hanlon, Prithipal Singh, Ph.D. and Ernest S. Tucker, III, M.D. Please see “Directors and Executive Officers of the Registrant” below for information concerning the nominees.

Vote Required and Recommendation of the Board of Directors

Although abstentions and broker “non-votes” will each be counted as present for purposes of determining a quorum, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the six candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for substitute nominees as the Board of Directors may designate. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information concerning our directors and executive officers:

Name	Age	Title

Clinton H. Severson	59	Chairman of the Board, President and Chief Executive Officer
Richard J. Bastiani, Ph.D.(1)(2)(3)	64	Director
Henk J. Evenhuis(1)(3)	64	Director
Brenton G. A. Hanlon(1)(2)(3)	61	Director
Prithipal Singh, Ph.D.(1)(3)	68	Director
Ernest S. Tucker, III, M.D.(1)(3)	74	Director
Alberto R. Santa Ines	60	Chief Financial Officer and Vice President of Finance
Kenneth P. Aron, Ph.D.	54	Vice President of Research and Development
Vladimir E. Ostoich, Ph.D.	62	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim, Founder
Christopher M. Bernard	39	Vice President of Sales and Marketing for the Domestic Medical Market
Martin V. Mulroy	46	Vice President of Veterinary Sales and Marketing for North America

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Clinton H. Severson has served as our President, Chief Executive Officer and one of our directors since June 1996. He was appointed Chairman of the Board in May 1998. Since November 2006, Mr. Severson serves on the Board of Directors of CytoCore, Inc. (OTCBB: CYCR). From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostic company.

Richard J. Bastiani, Ph.D. joined our Board of Directors in September 1995. Dr. Bastiani is currently retired and serves as Chairman of the Board of Directors of Response Biomedical Corporation (CDNX: RBM). From 1998 to 2005, Dr. Bastiani served as Chairman of the Board of Directors of ID Biomedical Corporation (Nasdaq: IDBE), after he was appointed to the Board of Directors of ID Biomedical Corporation in October 1996. Dr. Bastiani was President of Dendreon (Nasdaq: DNDN), a biotechnology company, from September 1995 to September 1998. From 1971 until 1995, Dr. Bastiani held a number of positions with Syva Company, a diagnostic company, including as President from 1991 until Syva was acquired by a subsidiary of Hoechst AG of Germany in 1995. Dr. Bastiani is also a member of the board of directors of three-privately held companies.

Henk J. Evenhuis joined our Board of Directors in November 2002. Mr. Evenhuis is currently retired and serves on the Board of Directors of Credence Systems Corporation (Nasdaq: CMOS), a semiconductor equipment manufacturer. Mr. Evenhuis served as Executive Vice President and Chief Financial Officer of Fair Isaac Corporation (NYSE: FIC), a global provider of analytic software products to the financial services, insurance and health care industries from October 1999 to October 2002. From 1987 to 1998, he was Executive Vice President and Chief Financial Officer of Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer.

Brenton G. A. Hanlon joined our Board of Directors in November 1996. Since January 2001, Mr. Hanlon has been President and Chief Executive Officer of Hitachi Chemical Diagnostics, a manufacturer of in vitro allergy diagnostic products. Concurrently, from December 1996 until the present, Mr. Hanlon has served as President and Chief Operating Officer of Tri-Continent Scientific, a subsidiary of Hitachi Chemical, specializing in liquid-handling products and instrument components for the medical diagnostics and biotechnology industries. From 1989 to December 1996, Mr. Hanlon was Vice President and General Manager of Tri-Continent Scientific. Mr. Hanlon serves on the board of directors of two privately-held companies.

Prithipal Singh, Ph.D. joined our Board of Directors in June 1992. Prior to retiring, Dr. Singh was the Founder, Chairman and Chief Executive Officer of ChemTrak Inc. (Pink Sheets: CMTR) from 1988 to 1998. Prior to this, Dr. Singh was an Executive Vice President of Idetec Corporation from 1985 to 1988 and a Vice President of Syva Corporation from 1977 to 1985.

Ernest S. Tucker, III, M.D. joined our Board of Directors in September 1995. Dr. Tucker currently serves as a self-employed healthcare consultant after having retired as Chief Compliance Officer for Scripps Health in San Diego in September 2000, a position which he assumed in April 1998. Dr. Tucker was Chairman of Pathology at Scripps Clinic and Research Foundation from 1992 to 1998 and Chair of Pathology at California Pacific Medical Center in San Francisco from 1989 to 1992.

Alberto R. Santa Ines has served as our Chief Financial Officer and Vice President of Finance since April 2002. Mr. Santa Ines joined us in February 2000 as Finance Manager. In April 2001, Mr. Santa Ines was promoted to Interim Chief Financial Officer and Director of Finance, and in April 2002 he was promoted to his current position. From March 1998 to January 2000, Mr. Santa Ines was a self-employed consultant to several companies. From August 1997 to March 1998, Mr. Santa Ines was the Controller of Unisil (Pink Sheets: USIL), a semiconductor company. From April 1994 to August 1997, he was a Senior Finance Manager at Lam Research Corporation (Nasdaq: LRCX), a semiconductor equipment manufacturer.

Kenneth P. Aron, Ph.D. joined us in February 2000 as Vice President of Research and Development. From April 1998 to November 1999, Dr. Aron was Vice President of Engineering and Technology of Incyte Pharmaceuticals (Nasdaq: INCY), a genomic information company. From April 1996 to April 1998, Dr. Aron was Vice President of Research, Development and Engineering for Cardiogenesis Corporation (Nasdaq: CGCP), a manufacturer of laser-based cardiology surgical products.

Vladimir E. Ostoich, Ph.D., one of our co-founders, is currently our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim. Dr. Ostoich has served as Vice President in various capacities at Abaxis since our inception, including as Vice President of Research and Development, Senior Vice President of Research and Development, Vice President of Engineering and Instrument Manufacturing and Vice President of Marketing and Sales for the United States and Canada.

Christopher M. Bernard joined us in November 2005 as Vice President of Marketing and Sales for the Domestic Medical Market. From September 2000 to October 2005, Mr. Bernard served as Regional Business Director for Cytyc Corporation (Nasdaq: CYTC), a manufacturer of medical products primarily focused on women’s health. From December 1995 to August 2000, Mr. Bernard held various sales and sales management positions at Cytyc Corporation.

Martin V. Mulroy has served as our Vice President of Veterinary Sales and Marketing for North America since May 2006. Mr. Mulroy joined us in November 1997 as the Northeast Regional Sales Manager. He was promoted to Eastern Area Director of Sales in December 1998 and, in January 2005, he was promoted to National Sales Director for the Domestic Veterinary market. From March 1996 to November 1997, Mr. Mulroy was Regional Sales Manager for BioCircuits Inc., an immunoassay company in the medical market. Mr. Mulroy was Regional Sales Manager from 1990 to 1992 and Field Operations Manager from 1992 to 1995 for MAST Immunosystems Inc., a privately-held medical diagnostic company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Evenhuis, Dr. Bastiani, Mr. Hanlon, Dr. Singh and Dr. Tucker. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company. There are no family relationships among any of our directors or officers.

Meetings of the Board of Directors

The Board of Directors met four times during the fiscal year ended March 31, 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2007, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2007 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Clinton H. Severson
Richard J. Bastiani, Ph.D.	X		X	*	X
Henk J. Evenhuis	X	*			X
Brenton G. A. Hanlon	X		X		X
Prithipal Singh, Ph.D.	X				X
Ernest S. Tucker, III, M.D.	X				X
Total meetings in fiscal 2007	5		1		0

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee reviews and monitors our corporate financial reporting and our external audits, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent registered public accountants and our compliance with legal matters that have a significant impact on our financial reports. Among other things, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•	reviews and approves transactions between the company and any related persons;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of five directors: Mr. Evenhuis, Dr. Bastiani, Mr. Hanlon, Dr. Singh and Dr. Tucker. Mr. Evenhuis serves as Chairman of the Audit Committee. The Audit Committee held five meetings during the fiscal year ended March 31, 2007. For additional information about the Audit Committee, see “Report of the Audit Committee of the Board of Directors” below. The Audit Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). Securities and Exchange Commission, or SEC, regulations require we disclose whether a director qualifying as an “audit committee financial expert” serves on the Audit Committee. The Board of Directors has determined that Mr. Evenhuis qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Evenhuis’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors1

The Audit Committee oversees Abaxis’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. In the fiscal year ended March 31, 2007, Burr, Pilger & Mayer LLP was responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. Burr, Pilger & Mayer LLP has acted in such capacity since its appointment on August 25, 2005. Prior to Burr, Pilger & Mayer LLP’s appointment, Deloitte & Touche LLP acted as our independent registered public accounting firm since its appointment in the fiscal year ended March 31, 1996.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2007 with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has met with Burr, Pilger & Mayer LLP, with and without management present, to discuss the overall scope and results of Burr, Pilger & Mayer LLP’s audit and review procedures, and the overall quality of its financial reporting. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Abaxis, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Abaxis’ audited financial statements be included in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

THE AUDIT COMMITTEE

Henk J. Evenhuis, Chairman
Richard J. Bastiani, Ph.D.
Brenton G.A. Hanlon
Prithipal Singh, Ph.D.
Ernest S. Tucker, III, M.D.

Compensation Committee

The Compensation Committee is composed of two directors: Dr. Bastiani and Mr. Hanlon. Each of these individuals is a non-employee member of the Company’s Board of Directors and is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee held one meeting during the fiscal year ended March 31, 2007, each of which were attended by both Messrs. Bastiani and Hanlon. The Compensation Committee has adopted a written charter that is available to shareholders in the Investor Relations section of the Company’s website at http://www.abaxis.com. For additional information about the Compensation Committee, see “Compensation Committee Report” and “Executive Compensation.”

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation strategy, policies, plans and programs and all forms of compensation to be provided to our executive officers and directors, including among other things:

•	development or review and approval of corporate and individual performance objectives relevant to the compensation of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers; and

•	development or review and approval of incentive-based or equity-based compensation plans in which the Company’s executive officers and employees participate.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least one time annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. However, Mr. Severson does not participate in the determination of his own compensation. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation. Our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. From time to time, the Compensation Committee may engage an independent compensation advisor to obtain competitive compensation data.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. For information with respect to related-person transactions involving members of the Compensation Committee, see “Transactions with Related Persons.”

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard J. Bastiani, Ph.D., Chair
Brenton G.A. Hanlon

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Dr. Bastiani, Mr. Evenhuis, Mr. Hanlon, Dr. Singh and Mr. Tucker. Each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not hold any meetings during the fiscal year ended March 31, 2007. The Nominating and Corporate Governance Committee has adopted a written charter that is available to shareholders on the Investor Relations section of the Company’s website at http://www.abaxis.com.

The Nominating and Corporate Governance Committee reviews the results of the evaluation of the Board of Directors and its committees, and the needs of the Board of Directors for various skills, experience, expected contributions and other characteristics, and the optimal size of the Board in light of these needs, in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors, including incumbent directors and candidates proposed by directors, shareholders or management, in light of the Nominating and Corporate Governance Committee’s views of the

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Abaxis, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

current needs of the Board of Directors for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards, if any, established by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll existing directors or management for suggestions for candidates and may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors. The Nominating and Corporate Governance Committee will consider director nominations made by shareholders in accordance with the requirements of Abaxis’ bylaws consistent with these procedures.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Pursuant to our bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such shareholder’s intent to make such nomination or nominations has been given in writing to the secretary of Abaxis. To be timely, a shareholder nomination for a director to be elected at an annual meeting shall be received at Abaxis’ principal executive offices not less than 120 calendar days in advance of the date that Abaxis’ proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of Abaxis entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (e) the consent of each nominee to serve as a director of Abaxis if so elected. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of Abaxis and its shareholders.

Shareholder Communications With The Board Of Directors

Shareholders may communicate with any and all company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
or any individual director
c/o Ms. Zara Thomas, Compliance Officer
3240 Whipple Road
Union City, CA 94587
Fax: 510-441-6151 or
Email Address: ComplianceOfficer@abaxis.com

The Compliance Officer shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Compliance Officer in consultation with

Abaxis’ legal counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Compliance Officer shall relay all communications to directors absent safety or security issues.

Code of Business Conduct and Ethics

The Company has adopted the Abaxis, Inc. Code of Business Conduct and Ethics that applies to all our executive officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.abaxis.com/investor_relations/code_of_ethics.html. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website.

Proposal 2

Ratification Of Selection Of Independent
Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008 and has further directed that management submit the selection for ratification by the shareholders at the Annual Meeting. Burr, Pilger & Mayer LLP has audited the Company’s financial statements since its appointment on August 25, 2005. Prior to Burr, Pilger & Mayer LLP’s appointment, Deloitte & Touche LLP acted as our independent registered public accounting firm since its appointment in the fiscal year ended March 31, 1996. A representative of Burr, Pilger & Mayer LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Burr, Pilger & Mayer LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Burr, Pilger & Mayer LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Principal Accountant Fees and Services

For the fiscal years ended March 31, 2007 and 2006, our independent registered public accounting firm, Burr, Pilger & Mayer LLP, billed the approximate fees set forth below.

	Year Ended March 31,
	2007	2006

Audit Fees(1)	$580,000	$527,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—

Total All Fees	$580,000	$527,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees do not include $270,000 that were billed for services in our fiscal year ended March 31, 2006 for professional services provided by Deloitte & Touche LLP, our former independent registered public accounting firm.

(2)	All other fees consist of fees for products and services other than the services reported above and do not include $67,000 in fees for professional services provided by Deloitte & Touche LLP during the fiscal year ended March 31, 2006, related to the preparation of tax returns and various other services after their dismissal in August 2005.

Change in Independent Auditors

On August 25, 2005, the Audit Committee of the Board of Directors dismissed Deloitte & Touche LLP as our independent registered public accounting firm, and engaged Burr, Pilger & Mayer LLP as our new independent registered public accounting firm for the fiscal year ended March 31, 2006. The decision to change independent auditors was authorized by the Company’s Board of Directors.

During the fiscal year ended March 31, 2005, and through the subsequent interim period ended August 25, 2005, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with its audit report. Furthermore, Deloitte & Touche LLP’s reports related to the audits of our financial statements for the fiscal year ended March 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with Deloitte & Touche LLP’s report related to the audit of the effectiveness of Abaxis’ internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, Deloitte & Touche LLP expressed an adverse opinion in its report dated June 13, 2005 on the effectiveness of Abaxis’ internal control over financial reporting due to a material weakness in our controls relating to the determination and reporting of the provision for income taxes.

There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that on June 13, 2005, Deloitte & Touche LLP advised the Audit Committee of a material weakness in internal control over financial reporting related to provision for income taxes as disclosed in the Abaxis’ Form 10-K for the fiscal year ended March 31, 2005.

Abaxis has provided a copy of the above disclosures to Deloitte & Touche LLP and asked Deloitte & Touche LLP to provide Abaxis with a letter addressed to the SEC stating whether or not Deloitte & Touche LLP agrees with the Company’s statements. A copy of that letter, dated August 29, 2005, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2005.

Prior to engaging Burr, Pilger & Mayer LLP, Abaxis did not consult Burr, Pilger & Mayer LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Abaxis’ financial statements, as well as any other matters or reportable events described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2007, all Audit Fees were pre-approved by the Audit Committee.

The Audit Committee has considered the role of Burr, Pilger & Mayer LLP in providing audit and audit-related services to Abaxis and has concluded that such services are compatible with Burr, Pilger & Mayer LLP’s role as Abaxis’ independent registered public accounting firm.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Burr, Pilger & Mayer LLP. Although abstentions and broker “non-votes” are counted as present for purposes of a quorum, they are not counted as affirmative votes for the proposals. In other words, the vote in favor of each of this proposal must exceed the sum of (i) the votes against, (ii) abstentions and (iii) the broker “non-votes” for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ABAXIS, INC. FOR THE
FISCAL YEAR ENDING MARCH 31, 2008.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of August 31, 2007 by: (i) each nominee for director; (ii) each of our current and former executive officers named in the Summary Compensation Table appearing in this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. The persons named in the table have sole or shared voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

		Percent of our
	Shares	Common Stock
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Owned(2)

Five Percent Holders:
Wasatch Advisors, Inc.(3)	2,198,987	10.2%
Lord, Abbett & Co. LLC(4)	1,469,837	6.9%
Brown Capital Management, Inc.(5)	1,400,635	6.5%
The TCW Group, Inc.(6)	1,162,924	5.4%
Named Executive Officers:
Clinton H. Severson(7)	721,531	3.3%
Vladimir E. Ostoich, Ph.D.(8)	424,374	2.0%
Alberto R. Santa Ines(9)	150,643	*
Kenneth P. Aron, Ph.D.(10)	107,585	*
Robert B. Milder(11)	65,805	*
Outside Directors:
Richard J. Bastiani, Ph.D.(12)	76,500	*
Brenton G. A. Hanlon(13)	32,500	*
Prithipal Singh, Ph.D.(14)	32,500	*
Ernest S. Tucker, III, M.D.(15)	22,000	*
Henk J. Evenhuis(16)	19,500	*
Executive officers and directors as a group (11 persons)(17)	1,614,143	7.2%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of the beneficial owners listed is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.

(2)	The percentages shown in this column are calculated based on 21,457,169 shares of common stock outstanding on August 31, 2007 and includes shares of common stock that such person or group had the right to acquire on or within 60 days after that date, including, but not limited to, upon the exercise of options.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 15, 2007 by Wasatch Advisors, Inc., reporting sole power to vote and dispose of 2,198,987 shares. The business address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(4)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2007 by Lord, Abbett & Co. LLC, reporting sole power to vote and dispose of 1,348,337 and 1,469,837 shares, respectively. The business address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(5)	Based on information set forth in a Schedule 13G filed with the SEC on August 3, 2007 by Brown Capital Management, Inc., reporting sole power to vote and dispose of 597,785 and 1,400,635 shares, respectively. The business address for Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, MD 21202.

(6)	Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2007 by The TCW Group, Inc., on behalf of the TCW Business Unit, reporting shared power to vote and dispose of 633,108 and 1,162,924 shares, respectively. The business address for The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

(7)	Includes:

•	371,114 shares held by Mr. Severson; and

•	350,417 shares subject to stock options exercisable by Mr. Severson within sixty days of August 31, 2007.

(8)	Includes:

•	94,791 shares held by Dr. Ostoich;

•	26,355 shares held by Dr. Ostoich’s IRA;

•	22,400 shares held by Mrs. Ostoich’s IRA;

•	117,328 shares held by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife; and

•	163,500 shares subject to stock options exercisable by Dr. Ostoich within sixty days of August 31, 2007.

(9)	Includes:

•	18,643 shares held by Mr. Santa Ines; and

•	132,000 shares subject to stock options exercisable by Mr. Santa Ines within sixty days of August 31, 2007.

(10)	Includes:

•	9,976 shares held by Dr. Aron; and

•	97,609 shares subject to stock options exercisable by Dr. Aron within sixty days of August 31, 2007.

(11)	Mr. Milder, our former Chief Operations Officer, resigned in June 2007. Includes:

•	25,805 shares held by Mr. Milder, as of June 29, 2007, his last day of employment with Abaxis; and

•	40,000 shares subject to vested stock options exercisable by Mr. Milder within sixty days of August 31, 2007.

(12)	Includes:

•	48,500 shares held by Dr. Bastiani; and

•	28,000 shares subject to stock options exercisable by Dr. Bastiani within sixty days of August 31, 2007.

(13)	Includes:

•	4,500 shares held by Mr. Hanlon; and

•	28,000 shares subject to stock options exercisable by Mr. Hanlon within sixty days of August 31, 2007.

(14)	Includes:

•	6,500 shares held by Dr. Singh; and

•	26,000 shares subject to stock options exercisable by Dr. Singh within sixty days of August 31, 2007.

(15)	Includes:

•	5,000 shares held by Dr. Tucker; and

•	17,000 shares subject to stock options exercisable by Dr. Tucker within sixty days of August 31, 2007.

(16)	Includes:

•	1,500 shares held by Mr. Evenhuis; and

•	18,000 shares subject to stock options exercisable by Mr. Evenhuis within sixty days of August 31, 2007.

(17)	Total amount includes:

•	729,260 shares; and

•	884,883 shares subject to stock options exercisable within sixty days of August 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except with respect to one late report filing, covering one transaction, by Mr. Brenton Hanlon, one of the Company’s directors.

Executive Compensation

Compensation Discussion and Analysis

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives on both a short-term and long-term basis to achieve our business objectives. This program combines cash and equity awards in the proportions that we believe will motivate our executive officers to increase shareholder value over the long-term.

Our executive compensation program is designed to achieve the following objectives:

•	to align our executive compensation with our strategic business objectives;

•	to align the interests of our executive officers with both short-term and long-term shareholder interests; and

•	to place a substantial portion of our executives’ compensation at risk such that payouts depend on both overall company performance and individual performance.

Executive Compensation Program Objectives and Framework

Our executive compensation program has three primary components: (1) base salary, (2) annual cash incentive bonus and (3) equity grants. Base salaries for our executive officers are a minimum fixed level of compensation consistent with or below competitive market practice. Annual cash incentive bonuses awarded to our executive officers are intended to incentivize and reward achievement of financial, operating and strategic objectives during the fiscal year. Equity grants awarded to our executive officers are designed to ensure that incentive compensation is linked to our long-term company performance, promote retention and to align our executives’ long-term interests with shareholders’ long-term interests. Our executive officers’ total potential cash compensation is heavily weighted toward annual cash incentive bonuses, because our Compensation Committee and Board of Directors believes this weighting best aligns the interests of our executive officers with that of shareholders generally.

Executive compensation is reviewed annually by our Compensation Committee and Board of Directors, and adjustments are made to reflect company objectives and competitive conditions. Generally, base salaries are adjusted effective May 1 of each year. We also offer our executive officers participation in our 401(k) plan, health care insurance, flexible spending accounts and certain other benefits available generally to all full-time employees.

Role of Our Compensation Committee

Our Compensation Committee, which operates under a written charter adopted by the Board of Directors, is responsible for recommending to the Board of Directors for approval the compensation arrangements for our executive officers. Our Compensation Committee also considers the recommendations of our Chief Executive Officer, Mr. Clinton Severson. However, Mr. Severson does not participate in the determination of his own compensation. No other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation, except as discussed below. Our Compensation Committee does not delegate any of its functions in determining executive and/or director compensation. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, cash and non-cash compensation, or among different forms of non-cash compensation.

Our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, bonus targets or performance goals. The Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific bonus targets and performance goals. The Compensation Committee then presents its recommendation for executive compensation to the Board of Directors for final review and approval. Typically, these recommendations are made to our Board of Directors during the first quarter of the ensuing fiscal year.

From time to time, our Compensation Committee may engage an independent compensation advisor to obtain competitive compensation data. In fiscal 2006, we engaged the independent compensation consulting firm of Top Five Data Services, Inc. and took its recommendations into account in setting fiscal 2007 executive compensation. We did not engage a compensation consultant in connection with our determination of fiscal 2008 executive compensation because our Compensation Committee and Board of Directors determined that the recommendations made by Top Five Data Services, Inc. with respect to fiscal 2007 continued to be relevant for fiscal 2008. Our Compensation Committee and Board of Directors will engage compensation consultants in the future as they deem it to be necessary or appropriate.

Competitive Benchmarking

In March 2006, our Compensation Committee retained Top Five Data Services, Inc., an independent compensation consulting firm to help identify appropriate peer group companies and to obtain and evaluate executive compensation data for these companies. In April 2006, the independent compensation consultant, in consultation with our Compensation Committee, compared our senior management compensation to the senior management compensation at a group of 19 companies (the “Compensation Peer Group”). This Compensation Peer Group represents similarly-situated medical device and diagnostic companies that were identified by Top Five Data Services, Inc. as companies with similar financial growth and as competitors for executive talent. The following companies comprised the Compensation Peer Group:

Abiomed	Conceptus	Palomar Medical Technologies
Adeza Biomedical	Cutera	Surmodics
Angiodynamics	Digene	Thoratec
Aspect Medical Systems	Intralase	Vivus
ATS Medical	Kensey Nash	VNUS Medical Technologies
Biosite	Meridian Bioscience
Cholestech	Orasure Technologies

Top Five Data Services, Inc. measured our relative performance against the Compensation Peer Group over one and three year periods based on the following three financial metrics:

•	total shareholder return;

•	revenue; and

•	EBITDA (earnings before income tax, depreciation and amortization).

For fiscal 2006, based on these three financial metrics, we performed at the 80th percentile, when compared to the Compensation Peer Group’s results on a weighted average performance percentile rank. The data obtained regarding the Compensation Peer Group was considered by the Compensation Committee in its fiscal 2007 and fiscal 2008 executive compensation decisions.

Compensation Determinations

The Compensation Committee did not target executive compensation in fiscal 2007 and fiscal 2008 to any specific benchmarks against the Compensation Peer Group, but did generally target total compensation to be competitive with companies in the Compensation Peer Group with similar financial growth rates. However, our executive officers’ total potential cash compensation is more heavily weighted toward annual cash incentive bonuses than most companies in the Compensation Peer Group. In addition to any competitive benchmarks the Compensation Committee deems relevant, the Compensation Committee also considers the recommendations from our Chief Executive Officer regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels, an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience.

Elements of Compensation

Base Salary

We provide an annual base salary to each of our executive officers, including each of the named executive officers listed on the Summary Compensation Table beginning on page 25, (the “Named Executive Officers”). Each base salary is reviewed annually by the Compensation Committee and adjusted based on an evaluation of individual job performance during the prior year, as well as an evaluation of the compensation levels of similarly-situated executive officers at the Compensation Peer Group and in our industry generally. In determining fiscal 2007 and fiscal 2008 base salaries for our Named Executive Officers our Compensation Committee generally targeted salaries to be between the 25th and 50th percentile of the Compensation Peer Group. In addition, the Compensation Committee considered the base salaries for our Named Executive Officers for fiscal 2006 and deemed approximately 4% to be a reasonable year-over-year increase. Our Compensation Committee also considered the recommendations of the Chief Executive Officer regarding the compensation of the Named Executive Officers who reported directly to him. However, the Compensation Committee did not base its considerations on any single factor but rather considered a mix of factors and evaluated individual salaries against that mix.

Based on the recommendations of the Compensation Committee, our Board of Directors approved the following base salaries (effective May 1 of the relevant year) for our Named Executive Officers:

	Fiscal 2007	Fiscal 2008
Named Executive Officer	Base Salary	Base Salary

Clinton H. Severson	$325,000	$338,000
Alberto R. Santa Ines	$175,000	$185,000
Robert B. Milder*	$200,000	$208,000
Kenneth P. Aron, Ph.D.	$185,000	$193,000
Vladimir E. Ostoich, Ph.D.	$195,000	$203,000

*	Mr. Milder, our former Chief Operations Officer, resigned in June 2007.

Our Board of Directors set such increased salaries after considering a peer company analysis of total compensation for executive officers prepared in early 2006 by Top Five Data Services, Inc. and the recommendations of the Compensation Committee. The Compensation Committee recommended that we increase base salaries in amounts designed to reward each of the Named Executive Officers for their performance in the prior year while maintaining base salaries at an appropriately competitive level. Accordingly, the Compensation Committee approved approximately 4% increases to base salaries, effective May 1, 2007, for all of the Named Executive Officers, except for Mr. Santa Ines, who received an increase of 5.7% to be more competitive with the “market rate” of comparable executive officers in the Compensation Peer Group.

Annual Cash Incentive Bonus

Our annual cash incentive bonus paid to each executive officer, including each of our Named Executive Officers, is primarily based upon Abaxis achieving two equally-weighted financial goals, net sales and pre-tax income, which we have determined to be important for us to increase long-term shareholder value. Additionally, the bonus targets established by the Compensation Committee require executive officers to increase annual corporate financial performance during the fiscal year, compared to our previous year’s actual financial results. Accordingly, meeting the bonus targets is highly challenging and requires executive officers to improve financial performance on a year-over-year basis and thus, a substantial portion of our executive officers’ compensation is at risk if corporate financial results are not achieved during a fiscal year. In addition to meeting financial goals, we must not exceed a certain failure rate on our reagents discs. However, our Compensation Committee has the discretion to grant bonuses even if these performance goals are not met.

For fiscal 2007, our Compensation Committee generally targeted total cash compensation to be at or above the 75th percentile of the Compensation Peer Group. Our Compensation Committee considered this 75th percentile target as a general guideline for the appropriate level of potential cash bonus compensation, but did not attempt to specifically match this or any other percentile. In April 2006, our Board of Directors approved the fiscal 2007 target bonus levels for our executive officers. The following table summarizes the fiscal 2007 target bonus amounts and the bonus amounts awarded during fiscal 2007 for our Named Executive Officers:

	Fiscal 2007	Fiscal 2007
Named Executive Officer	Target Bonus	Bonus Awarded

Clinton H. Severson	$435,000	$500,250
Alberto R. Santa Ines	$250,000	$287,500
Robert B. Milder*	$290,000	$333,500
Kenneth P. Aron, Ph.D.	$250,000	$287,500
Vladimir E. Ostoich, Ph.D.	$250,000	$287,500

*	Mr. Milder, our former Chief Operations Officer, resigned in June 2007.

Payment of the target bonus is equally weighted between achievement of our quarterly net sales performance goal and our quarterly pre-tax income performance goal. For fiscal 2007, bonuses were earned only if we achieved at least 90% of one or more of our pre-established quarterly net sales and/or quarterly pre-tax income goals. After the initial threshold is met, the amount of the target bonus paid is based on a sliding scale relative to the proportionate achievement of the performance goals. If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus. For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus. The maximum bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows: 20% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 30% in the fourth quarter. At the end of the fourth quarter, the final payment will be adjusted to reflect overall performance against the year. For the Named Executive Officers, the financial targets for fiscal 2007 were based on the company’s overall net sales and pre-tax income goals. Based on these pre-established goals, our Named Executive Officers received 115% of their target bonus awards for fiscal 2007.

For fiscal 2008, our Compensation Committee recommended that we increase target bonuses in amounts designed to reward each of the Named Executive Officers for their performance in fiscal 2007 while maintaining total compensation at an appropriately competitive level. In April 2007, our Board of Directors approved the fiscal 2008 target bonus levels for our executive officers based on a reasonable increase over the prior year. The following table summarizes the fiscal 2008 target bonus amounts for our Named Executive Officers:

Fiscal 2008
Named Executive Officer	Target Bonus

Clinton H. Severson	$480,000
Alberto R. Santa Ines	$275,000
Robert B. Milder*	$315,000
Kenneth P. Aron, Ph.D.	$275,000
Vladimir E. Ostoich, Ph.D.	$275,000

*	Mr. Milder, our former Chief Operations Officer, resigned in June 2007.

Payment of the target bonus, as identified above, is equally weighted at 50% for achievement of our quarterly net sales performance goal and 50% for achievement of our quarterly pre-tax income performance goal. For fiscal 2008, bonuses will only be earned if we achieved at least 90% of one or more of our pre-established quarterly net sales and/or quarterly pre-tax income goals during fiscal 2008. After the initial threshold is met, the amount of the target bonus paid will be based on a sliding scale relative to the proportionate achievement of the performance goals. If we achieve 90% of only one performance goal, the payout would be limited to 25% of the aggregate target bonus. For each 1% above 90% of that performance goal, the payout would increase by 2.5% for the aggregate target bonus. The target bonus will be fully earned if at least 100% of both performance goals are achieved. For each 1% above 100% of a performance goal, the payout would increase by 1.5% for the aggregate target bonus. The maximum bonus payout is 200% of the target bonus, provided we achieve greater than 133% of at least one of the performance goals. Assuming targets are reached, the bonus payments are paid as follows: 15% of the applicable bonus amount for the first quarter, 25% in the second and third quarters, and 35% in the fourth quarter. At the end of the fourth quarter of fiscal 2008, the final payment will be adjusted to reflect overall performance against the year.

We do not currently have a formal policy regarding adjustments or recovery of awards or payments following a restatement of financial performance targets. In such a circumstance, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Long-term Equity Incentive Compensation

Under our 2005 Equity Incentive Plan, we are permitted to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, performance units, deferred compensation awards or other share-based awards. Beginning in fiscal 2007, equity-based grants to our executive officers consisted of restricted stock units. Prior to fiscal 2007, equity-based grants to our executive officers comprised solely of stock options. There were no equity grants to our current Named Executive Officers in fiscal 2006. Equity grants to our Named Executive Officers in fiscal 2007 and fiscal 2008 are discussed below. We do not currently have stock ownership guidelines for our executive officers.

Stock Options

Prior to fiscal 2007, a substantial portion of our executive compensation arrangement consisted of long-term incentive grants, comprising of stock options. We granted stock options with an exercise price equal to the fair market value of our common stock on the grant date. Accordingly, our Named Executive Officers only realize actual compensation value if our shareholders realize value. In addition, we believe our stock options to Named Executive Officers created retention incentives as the stock options vested over a period of four years based on cliff-vesting terms only as long as the Named Executive Officers remained an employee with us. For the unvested stock options granted prior to fiscal 2007, we are required to recognize share-based compensation expense over the vesting period in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which we adopted in fiscal 2007 using the modified prospective method.

Restricted Stock Units

Fiscal 2007 Restricted Stock Unit Grants.  Beginning in fiscal 2007, we began to employ restricted stock units with performance acceleration. Our Board of Directors believes that this form of long-term equity incentive will help ensure executive retention and more directly link executive pay to company financial performance. The four year time-based vesting of the restricted stock units would accelerate if certain performance criteria discussed below are exceeded during the performance period. The Compensation Committee approves all restricted stock unit grants to our Named Executive Officers and other executive officers.

In April 2006, after considering an analysis of total compensation practices for executive officers of the Compensation Peer Group prepared by the independent compensation consultant and upon the recommendation of the Compensation Committee, our Board of Directors approved 20,000 restricted stock units, with performance acceleration, for each of our Named Executive Officers, other than our Chief Executive Officer. The 20,000 restricted stock units granted to each of the Named Executive Officers, other than the Chief Executive Officer, is approximately at the 75th percentile of the equity compensation level of the Compensation Peer Group members. The value of this equity grant for our Named Executive Officers, excluding our Chief Executive Officer, is equal to approximately $500,000 per executive officer. The Compensation Committee believed that the grant of 20,000 restricted stock units is conservative given that we had performed at the 80th percentile of the Compensation Peer Group and that no stock option grants were made to our Named Executive Officers in fiscal 2006 or fiscal 2007.

For fiscal 2007, Mr. Severson received 90,000 restricted stock units which are subject to performance acceleration in the same manner as the other Named Executive Officers. The amount of the restricted stock unit grant to Mr. Severson was determined based on a review of total compensation for Chief Executive Officers in the Compensation Peer Group and recognition of our higher growth rates than most of the companies in the Compensation Peer Group and because we had performed at the 80th percentile of the Compensation Peer Group over the last three years. Based on this assessment, Mr. Severson’s equity grants were generally targeted at the 80th percentile of the expected long-term incentive value of the Compensation Peer Group’s equity grants. Mr. Severson’s restricted stock unit grant value for fiscal 2007 was approximately $2,250,000.

Vesting Terms of Fiscal 2007 Restricted Stock Unit Grants.  The fiscal 2007 restricted stock unit grants are based on time-based vesting and are subject to accelerated vesting upon achieving certain performance based milestones.

The four year time-based vesting terms of the fiscal 2007 restricted stock unit awards are as follows: five percent vesting after the first year of continuous employment; additional ten percent after the second year of continuous employment; additional 15 percent after the third year of continuous employment; and the remaining 70 percent after the fourth year of continuous employment. Time-based vesting terms is intended to provide retention for our executive officers as the awards vest based on continuous employment.

The fiscal 2007 restricted stock units are subject to the following performance-based acceleration criteria:

•	upon attainment of certain pre-tax income goals by March 31, 2007, vesting will accelerate to an aggregate of 25% within one year from grant date; by March 31, 2008, vesting will accelerate to an aggregate of 25% within two years from grant date; by March 31, 2009, vesting will accelerate to an aggregate of 30%, within three years of grant date; hence, meeting pre-tax income goals in each of the fiscal years ended March 31, 2007, 2008 and 2009 can result in a cumulative vesting of 80% over three years;

•	upon attainment of certain product development objectives prior to June 30, 2007, an additional vesting of 10% would be awarded;

•	upon satisfaction of certain regulatory requirements prior to March 31, 2008, an additional vesting of 10% would be awarded; or

•	upon attainment of a certain level of operating income per share for any fiscal year during the four year vesting period, the restricted stock units will accelerate in full.

If any of the above performance criteria are met, then an executive officer’s restricted stock units will vest accordingly. The acceleration criteria for fiscal 2007 were not achieved. Our Compensation Committee established the various performance goals to motivate our management team to achieve specific product, regulatory and financial goals within a certain period and thus, enhance our company performance in the short-term.

Fiscal 2008 Restricted Stock Unit Grants.  In May 2007, after considering an analysis of total compensation for our Named Executive Officers and upon the recommendation of the Compensation Committee, our Board of Directors approved 50,000 restricted stock units for our Chief Executive Officer and 20,000 restricted stock units for each of our other Named Executive Officers. The Compensation Committee believed that the grant of restricted stock units was appropriate based on our performance over the prior year. The four year time-based vesting terms of the fiscal 2008 restricted stock unit awards are as follows: five percent vesting after the first year of continuous employment; additional ten percent after the second year of continuous employment; additional 15 percent after the third year of continuous employment; and the remaining 70 percent after the fourth year of continuous employment. Unlike the fiscal 2007 restricted stock units, these restricted stock units are not subject to performance-based acceleration. Our Compensation Committee believed that retention of the Named Executive Officers was key to our success and that these additional restricted stock units would be more likely, given the time-based vesting schedule of the restricted stock units, to maximize retention of our Named Executive Officers without performance-based acceleration milestones.

Other Compensation and Benefits

We do not provide any of our executive officers with any material perquisites. Currently, all benefits offered to our executive officers, including an opportunity to participate in our 401(k) plan, medical, dental, vision, life insurance, disability coverage and flexible spending accounts, are also available on a non-discriminatory basis to other full-time employees. We also provide vacation and other paid holidays to all full-time employees, including our Named Executive Officers.

Employment Agreements

In August 2005, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which provides Mr. Severson with two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Certain severance benefits provided pursuant to the Severance Plan (described below in “Change in Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. No other executives have employment agreements.

Change in Control Agreements

In July 2006, our Board of Directors, after considering a change of control program analysis from the Compensation Peer Group prepared by an independent compensation expert and upon the recommendation of the Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by the Board to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board. The Board has designated the following executive officers as participants in the Severance Plan: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Robert B. Milder, our former Chief Operations Officer; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Kenneth P. Aron, Ph.D., Vice President of Research and Development; Christopher M. Bernard, our Vice President of Marketing and Sales, Medical Market; and Martin V. Mulroy, our Vice President of Marketing and Sales, Veterinary Market.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and restricted stock units will accelerate in full and such equity instrument shall become immediately exercisable at the closing of the change of control event.

If the participant’s employment is terminated by us for any reason other than cause, death, or disability within 18 months from the change of control date, the participant is eligible to receive severance benefits as follows:

•	a lump sum payment equal to two times the sum of the participant’s annual salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	a lump sum payment relating to all options or instruments, which were not exercised as of the termination date, in an amount equal to the difference between the share price established in the change of control transaction and the exercise price of the instrument;

•	payment of 24 months of premiums for medical, dental, disability and life insurance benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, the Company’s benefits shall be secondary to those provided under such other plan; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims against us.

Tax Considerations

Deductibility of Executive Compensation

We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury Regulations which restrict deductibility of executive compensation paid to our Named Executive Officers and our other executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing of various decisions by officers regarding stock options) which are beyond the control of both the company and our Compensation Committee. In addition, the Compensation Committee believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will continue to consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility. The Compensation Committee does not believe that the components of our compensation will be likely to exceed $1,000,000 by a material amount for any affected executive officer in the near future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for fiscal 2007, the compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at March 31, 2007 (collectively, the “Named Executive Officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)		($)

Clinton H. Severson	2007	323,500	—	101,040	8,603	500,250	13,823	(4)	947,216
President, Chief Executive Officer and Chairman of the Board
Alberto R. Santa Ines	2007	174,008	—	22,453	8,997	287,500	13,227	(5)	506,185
Chief Financial Officer and Vice President of Finance
Robert B. Milder	2007	199,123	—	22,453	6,882	333,500	23,031	(6)	584,989
Former Chief Operations Officer
Kenneth P. Aron, Ph.D.	2007	184,054	—	22,453	6,882	287,500	22,592	(7)	523,481
Vice President of Research and Development
Vladimir E. Ostoich, Ph.D.	2007	194,100	—	22,453	6,882	287,500	17,013	(8)	527,948
Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim

(1)	Amounts listed in this column represent the compensation cost recognized by us for financial statement reporting purposes for fiscal 2007 related to stock options and restricted stock unit awards granted to the Named Executive Officers in and prior to fiscal 2007. These amounts have been calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123(R)”). For a discussion of the assumptions used in determining the fair value of awards of stock options and restricted stock units in the above table, see Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2007.

(2)	Represents aggregate cash performance bonuses earned in fiscal 2007 based on achievement of corporate financial performance goals for fiscal 2007, as described under “Executive Compensation — Compensation Discussion and Analysis” above. These bonuses were paid in four installments quarterly within one month following the end of the quarter. Amounts do not include bonuses paid in fiscal 2007, with respect to bonuses earned in fiscal 2006.

(3)	Amounts listed are based upon our actual costs expensed in connection with such amounts.

(4)	Consists of $4,366 in supplemental health plan expenses reimbursed by us, $780 in group life insurance paid by us, $812 in disability insurance premiums paid by us and $7,865 in matching contributions made by us to Mr. Severson’s 401(k) account.

(5)	Consists of $4,505 in supplemental health plan expenses reimbursed by us, $420 in group life insurance paid by us, $437 in disability insurance premiums paid by us and $7,865 in matching contributions made by us to Mr. Santa Ines’ 401(k) account.

(6)	Consists of $14,186 in supplemental health plan expenses reimbursed by us, $480 in group life insurance paid by us, $500 in disability insurance premiums paid by us and $7,865 in matching contributions made by us to Mr. Milder’s 401(k) account. Mr. Milder, our former Chief Operations Officer, resigned in June 2007.

(7)	Consists of $14,186 in supplemental health plan expenses reimbursed by us, $444 in group life insurance paid by us, $462 in disability insurance premiums paid by us and $7,500 in matching contributions made by us to Mr. Aron’s 401(k) account.

(8)	Consists of $10,058 in supplemental health plan expenses reimbursed by us, $468 in group life insurance paid by us, $487 in disability insurance premiums paid by us and $6,000 in matching contributions made by us to Mr. Ostoich’s 401(k) account.

Salary and Bonus in Proportion to Total Compensation.  The following table sets forth the percentage of base salary and annual cash incentive bonus earned by each Named Executive Officer as a percentage of total compensation for fiscal 2007.

		Annual Cash
	Base Salary	Incentive Bonus as
	as a Percentage of	a Percentage of
Named Executive Officer	Total Compensation	Total Compensation

Clinton H. Severson	34%	53%
Alberto R. Santa Ines	34%	57%
Robert B. Milder	34%	57%
Kenneth P. Aron, Ph.D.	35%	55%
Vladimir E. Ostoich, Ph.D.	37%	54%

CEO Employment Agreement.  In August 2005, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which provides Mr. Severson with two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Certain severance benefits provided pursuant to the Severance Plan (described above in “Change of Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. No other executives have employment agreements.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth the grants of plan-based awards to our Named Executive Officers during fiscal 2007.

								All Other
								Stock
								Awards:	Grant Date
								Number	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			of Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)(2)(3)	(#)	($)(4)

Clinton H. Severson	4/25/2006						40,000	—	1,031,200
	4/25/2006						50,000	—	1,289,000
		108,750	435,000	870,000
Alberto R. Santa Ines	4/25/2006						20,000	—	515,600
		62,500	250,000	500,000
Robert B. Milder	4/25/2006						20,000	—	515,600
		72,500	290,000	580,000
Kenneth P. Aron, Ph.D.	4/25/2006						20,000	—	515,600
		62,500	250,000	500,000
Vladimir E. Ostoich, Ph.D.	4/25/2006						20,000	—	515,600
		62,500	250,000	500,000

(1)	Actual cash performance bonuses, which were approved by the Compensation Committee based on achievement of corporate financial performance goals for fiscal 2007, were paid in four installments quarterly within one month following the end of the quarter and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Each of the equity-based awards reported in the “Grants of Plan-Based Awards” table was granted under, and is subject to, the terms of our 2005 Equity Incentive Plan.

(3)	Represents full acceleration of the restricted stock unit awards granted during fiscal 2007 if a certain level of operating income per share is achieved during the fiscal year ended March 31, 2007. These restricted stock unit awards are subject to accelerated vesting upon achieving the following performance-based milestones:

• upon attainment of certain pre-tax income goals by March 31, 2007, vesting will accelerate to an aggregate of 25% within one year from grant date; by March 31, 2008, vesting will accelerate to an aggregate of 25% within two years from grant date; by March 31, 2009, vesting will accelerate to an aggregate of 30%, within three years of grant date; hence, meeting pre-tax income goals in each of the fiscal years ended March 31, 2007, 2008 and 2009 can result in a cumulative vesting of 80% over three years;

• upon attainment of certain product development objectives prior to June 30, 2007, an additional vesting of 10% would be awarded;

• upon satisfaction of certain regulatory requirements prior to March 31, 2008, an additional vesting of 10% would be awarded; or

• upon attainment of a certain level of operating income per share for any fiscal year during the four year vesting period, the restricted stock units will accelerate in full.

(4)	Represents the fair value of the restricted stock unit award on the date of grant, pursuant to SFAS No. 123(R). See Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K filed with the SEC on June 14, 2007 for additional information.

Outstanding Equity Awards at Fiscal Year End

The following table shows, for the fiscal year ended March 31, 2007, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
						Market	Plan Awards:	Market or
						Value of	Number of	Payout Value
	Number of	Number of			Number of	Shares or	Unearned	of Unearned
	Securities	Securities			Shares or	Units of	Shares, Units	Shares, Units
	Underlying	Underlying			Units of	Stock	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable	($)(2)	Date	(#)	($)	(#)(3)	($)(4)

Clinton H. Severson	140,000	0	1.5625	1/26/2009
	150,000	0	4.87	4/24/2011
	9,375	1,042 (5)	3.85	4/22/2013
	50,000 (6)	0	21.65	4/20/2014
							40,000	974,800
							50,000	1,218,500
Alberto R. Santa Ines	8,000	0	8.625	1/24/2010
	5,000	0	7.875	4/3/2010
	20,000	0	4.87	4/24/2011
	2,000	0	5.47	7/24/2011
	50,000	0	3.00	7/23/2012
	39,167	833 (5)	3.85	4/22/2013
	40,000 (6)	0	21.65	4/20/2014
							20,000	487,400
Robert B. Milder	50,000	0	8.125	1/25/2010
	12,000	0	5.47	7/24/2011
	1	833 (5)	3.85	4/22/2013
	40,000 (6)	0	21.65	4/20/2014
							20,000	487,400
Kenneth P. Aron, Ph.D.	60,000	0	7.5625	2/7/2010
	50,000	0	6.31	10/31/2010
	4,500	0	5.47	7/24/2011
	1,667	833 (5)	3.85	4/22/2013
	40,000 (6)	0	21.65	4/20/2014
							20,000	487,400
Vladimir E. Ostoich, Ph.D.	25,000	0	1.875	10/26/2008
	25,000	0	2.25	4/27/2009
	16,000	0	8.125	1/25/2010
	38,000	0	4.87	4/24/2011
	9,500	0	5.47	7/24/2011
	39,167	833 (5)	3.85	4/22/2013
	40,000 (6)	0	21.65	4/20/2014
							20,000	487,400

(1)	Options granted to the Named Executive Officers expire 10 years after the grant date. All options vest one-fourth on the first anniversary date of grant and vests at a rate of 1/48th for each full month thereafter, except as otherwise noted.

(2)	Represents the fair value of our common stock on the grant date of the option.

(3)	The four year time-based vesting terms of the restricted stock units is as follows, assuming continuous employment: five percent of the shares vest on April 25, 2007; ten percent of the shares vest on April 25, 2008; 15 percent of the shares vest on April 25, 2009; and 70 percent of the shares vest on April 25, 2010. Additionally, these restricted stock unit awards are also subject to accelerated vesting upon achieving the following performance-based milestones:

• upon attainment of certain pre-tax income goals by March 31, 2007, vesting will accelerate to an aggregate of 25% within one year from grant date; by March 31, 2008, vesting will accelerate to an aggregate of 25% within two years from grant date; by March 31, 2009, vesting will accelerate to an aggregate of 30%, within three years of grant date; hence, meeting pre-tax income goals in each of the fiscal years ended March 31, 2007, 2008 and 2009 can result in a cumulative vesting of 80% over three years;

• upon attainment of certain product development objectives prior to June 30, 2007, an additional vesting of 10% would be awarded;

• upon satisfaction of certain regulatory requirements prior to March 31, 2008, an additional vesting of 10% would be awarded; or

• upon attainment of a certain level of operating income per share for any fiscal year during the four year vesting period, the restricted stock units will accelerate in full.

In each case, vesting of the equity award is conditioned upon the Named Executive Officer’s continuous employment through the applicable vesting date.

(4)	The value of the equity award is based on the closing price of our common stock of $24.37 on March 30, 2007, the last trading day of our fiscal 2007, as reported on the Nasdaq Global Select Market.

(5)	100% of these shares will become exercisable on April 22, 2007.

(6)	These options were accelerated in full by our Board of Directors and became fully vested on December 5, 2005. However, pursuant to a lock-up and consent agreement entered into with each of our Named Executive Officers, these options may not be exercised prior to the date on which the exercise would have been permitted under the vesting schedule set forth in footnote (1), or earlier upon the Named Executive Officer’s last day of employment or a change in control.

Option Exercises and Stock Vested in Fiscal 2007

The following table shows all shares of common stock acquired upon exercise of stock options and value realized upon exercise, and all stock awards vested and value realized upon vesting, held by our Named Executive Officers during fiscal 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Clinton H. Severson	413,583	6,264,359	—	—
Alberto R. Santa Ines	4,000	55,180	—	—
Robert B. Milder	166,166	3,428,147	—	—
Kenneth P. Aron, Ph.D.	87,500	1,783,673	—	—
Vladimir E. Ostoich, Ph.D.	56,000	885,410	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, as reported on the Nasdaq Global Market, multiplied by the number of shares for which the option was exercised.

(2)	Restricted stock units were not granted prior to fiscal 2007. There were no restricted stock units vested during fiscal 2007.

Severance and Change in Control Agreements

Employment Agreement

In August 2005, we entered into an employment agreement with Clinton H. Severson, our President and Chief Executive Officer, which provides Mr. Severson with two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause. Certain severance benefits provided pursuant to the Severance Plan

(described in “Change of Control Agreements”) with respect to a change of control supersede those provided pursuant to the employment agreement. No other executives have employment agreements.

Executive Change of Control Severance Plan

In July 2006, our Board of Directors, after considering a change of control program analysis from the Compensation Peer Group prepared by an independent compensation expert and upon the recommendation of the Compensation Committee, approved and adopted the Abaxis, Inc. Executive Change of Control Severance Plan (the “Severance Plan”). The Severance Plan was adopted by the Board to reduce the distraction of executives and potential loss of executive talent that could arise from a potential change of control. Participants in the Severance Plan include Abaxis’ senior managers who are selected by the Board. The Board has designated the following executive officers as participants in the Severance Plan: Clinton H. Severson, our Chairman, President and Chief Executive Officer; Alberto R. Santa Ines, our Chief Financial Officer and Vice President of Finance; Robert B. Milder, our former Chief Operations Officer; Vladimir E. Ostoich, Ph.D., our Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim; Kenneth P. Aron, Ph.D., Vice President of Research and Development; Christopher M. Bernard, our Vice President of Marketing and Sales, Medical Market; and Martin V. Mulroy, our Vice President of Marketing and Sales, Veterinary Market.

The Severance Plan provides that upon the occurrence of a change of control a participant’s outstanding stock option(s) and restricted stock units will accelerate in full and such equity instrument shall become immediately exercisable at the closing of the change of control event.

If the participant’s employment is terminated by us for any reason other than cause, death, or disability within 18 months from the change of control date, the participant is eligible to receive severance benefits as follows:

•	a lump sum payment equal to two times the sum of the participant’s annual salary and the participant’s target annual bonus amount for the year in which the change of control occurs;

•	a lump sum payment relating to all options or instruments, which were not exercised as of the termination date, in an amount equal to the difference between the share price established in the change of control transaction and the exercise price of the instrument;

•	payment of 24 months of premiums for medical, dental, disability and life insurance benefits, provided, however, that if the participant becomes eligible to receive comparable benefits under another employer’s plan, the Company’s benefits shall be secondary to those provided under such other plan; and

•	payment of an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Payment of the foregoing severance benefits is conditioned upon the participant’s execution of a valid and effective release of claims from us.

Incentive Plans

Under our 2005 Equity Incentive Plan, (the “2005 EIP”) in the event of a “change in control,” as such term is defined by the 2005 EIP, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue in effect any or all outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a change in control or exercised prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding options or stock appreciation rights upon such terms and to such extent as it determines. The 2005 EIP also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a change in control in exchange for a payment to the participant with respect to each vested share (and each unvested share if so determined by the Compensation Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share under the award. The Compensation Committee, in its discretion, may provide in the event of a change in control for the acceleration of vesting and/or settlement of any stock award, restricted stock unit award, performance share or performance unit, cash-based award or other share-based award held by a participant upon such conditions and to such extent as determined by the Compensation Committee. It is currently anticipated that awards granted to executive officers will accelerate fully on a change of control. The vesting of non-employee director awards granted under the 2005 EIP automatically will accelerate in full upon a change in control.

All outstanding stock options under our 1992 Outside Directors’ Stock Option Plan (the “Directors Plan”) are fully vested and no additional options will be granted under the Directors Plan. Our Directors Plan provides that, in the event of a transfer of control of the company, the surviving, continuing, successor or purchasing corporation or a parent corporation thereof, as the case may be, shall either assume our rights and obligations under stock option agreements outstanding under our option plans or substitute options for the acquiring corporation’s stock for such outstanding options. Any options which are neither assumed by the acquiring corporation, nor exercised as of the date of the transfer of control, shall terminate effective as of the date of the transfer of control.

As described above, certain additional compensation is payable to a Named Executive Officer (i) if his employment was involuntarily terminated without cause, (ii) upon a change in control or (iii) if his employment was terminated involuntarily following a change in control. The amounts shown in the table below assume that such termination was effective as of March 31, 2007, and do not include amounts in which the Named Executive Officer had already vested as of March 31, 2007. The actual compensation to be paid can only be determined at the time of the change in control and/or a Named Executive Officer’s termination of employment.

Potential Payments Upon Termination or Change in Control

			Involuntary
	Involuntary		Termination Without
	Termination	Change in Control	Cause Following a
Executive Benefits and Payments Upon Separation	Without Cause(1)	(No Termination)	Change in Control(2)

Clinton H. Severson
Salary and bonus	$1,595,000	—	$1,595,000
Vesting of stock options(3)	$21,382	$21,382	$21,382
Vesting of restricted stock units(4)	$2,193,300	$2,193,300	$2,193,300
Health and welfare benefits	$11,916	—	$11,916
Total	$3,821,598	$2,214,682	$3,821,598
Alberto R. Santa Ines
Salary and bonus	—	—	$884,353
Vesting of stock options(3)	—	$17,093	$17,093
Vesting of restricted stock units(4)	—	$487,400	$487,400
Health and welfare benefits	—	—	$10,724
Total	—	$504,493	$1,399,570
Robert B. Milder(5)
Salary and bonus	—	—	$1,009,951
Vesting of stock options(3)	—	$17,093	$17,093
Vesting of restricted stock units(4)	—	$487,400	$487,400
Health and welfare benefits	—	—	$30,332
Total	—	$504,493	$1,544,776
Kenneth P. Aron, Ph.D.
Salary and bonus	—	—	$912,692
Vesting of stock options(3)	—	$17,093	$17,093
Vesting of restricted stock units(4)	—	$487,400	$487,400
Health and welfare benefits	—	—	$30,184
Total	—	$504,493	$1,447,369

			Involuntary
	Involuntary		Termination Without
	Termination	Change in Control	Cause Following a
Executive Benefits and Payments Upon Separation	Without Cause(1)	(No Termination)	Change in Control(2)

Vladimir E. Ostoich, Ph.D.
Salary and bonus	—	—	$933,786
Vesting of stock options(3)	—	$17,093	$17,093
Vesting of restricted stock units(4)	—	$487,400	$487,400
Health and welfare benefits	—	—	$22,026
Total	—	$504,493	$1,460,305

(1)	Amounts relate to payments to Mr. Severson equal to two years of salary, bonus and benefits if his employment with us is terminated for any reason other than cause (as defined in Mr. Severson’s employment agreement).

(2)	Amounts assume that the Named Executive Officer was terminated without cause or due to constructive termination during the eighteen-month period following a change in control.

(3)	The value of the stock option assumes that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $24.37 on March 30, 2007, the last trading day of our fiscal 2007, as reported on the Nasdaq Global Select Market. The value is calculated based upon the difference between the option exercise price and $24.37.

(4)	The value of the restricted stock unit assumes that the market price per share of our common stock on the date of termination of employment was equal to the closing price of our common stock of $24.37 on March 30, 2007, the last trading day of our fiscal 2007, as reported on the Nasdaq Global Select Market.

(5)	Mr. Milder, our former Chief Operations Officer, resigned in June 2007.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors for fiscal 2007.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name(1)	($)	($)(2)(3)(4)	($)(5)	($)(6)	($)

Richard J. Bastiani, Ph.D.	25,000	33,680	—	—	58,680
Henk J. Evenhuis	27,000	33,680	—	—	60,680
Brenton G. A. Hanlon	23,000	33,680	—	—	56,680
Prithipal Singh, Ph.D.	22,000	33,680	—	—	55,680
Ernest S. Tucker, III, M.D.	22,000	33,680	—	1,001	56,681

(1)	Clinton H. Severson, our Chief Executive Officer and Director, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director. The compensation received by Mr. Severson as an employee is shown in the “Summary Compensation Table” above.

(2)	Amounts listed in this column represent our accounting expense for these awards, over the requisite service period, in accordance with SFAS No. 123(R). For a discussion of the assumptions used in determining the fair value of awards of restricted stock units in the above table, see Note 10 of the Notes to Financial Statements in our Annual Report on Form 10-K filed with the SEC on June 14, 2007. Restricted stock units were not granted to non-employee directors prior to fiscal 2007. No stock awards were forfeited by any of our non-employee directors during 2007.

(3)	Each non-employee director listed in the table above was granted an award of 1,500 restricted stock units on April 25, 2006 under our 2005 EIP. The grant date fair value, as determined in accordance with SFAS No. 123(R), of the restricted stock units granted during fiscal 2007 for each of the directors listed in the table above was $38,670.

(4)	As of March 31, 2007, none of our non-employee directors held any outstanding and vested restricted stock units.

(5)	No options were awarded to our non-employee directors in fiscal 2007. As of March 31, 2007, each non-employee director has the following number of options outstanding: Dr. Bastiani, 28,000; Mr. Evenhuis, 18,000; Mr. Hanlon, 28,000; Dr. Singh, 26,000; and Dr. Tucker, 22,000 shares.

(6)	Represents the reimbursement of travel expenses.

Cash Compensation Paid to Board Members

During fiscal 2007, all non-employee directors received an annual retainer of $12,000. The non-employee Chairs of our Audit Committee and Compensation Committee received an annual supplement of $5,000 and $2,000, respectively. Our non-employee directors each received $1,250 per board meeting attended and $1,000 per committee meeting attended. We also reimburse our non-employee directors for reasonable travel expenses incurred in connection with attending board and committee meetings. Directors who are employees receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors are eligible to receive awards under the 2005 EIP, but such awards are discretionary and not automatic. In fiscal 2007, each non-employee director received 1,500 restricted stock units granted under the 2005 EIP. Each award of restricted stock units represents the right of the participant to receive, without payment of monetary consideration, on the vesting date, a number of shares of common stock equal to the number of units vesting on such date. Subject to the director’s continued service with us through the applicable vesting date, each restricted stock unit award will vest in full 12 months after the grant date. Under the terms of the 2005 EIP, the vesting of each non-employee director restricted stock unit award will also be accelerated in full in the event of a “change in control,” as defined in the 2005 EIP.

Transactions With Related Persons

Certain Relationships and Related Transactions

During the fiscal year ended March 31, 2007 and as of the date hereof, there was not, nor is there any currently proposed transaction or series of similar transactions to which Abaxis was or is to be a party in which the amount involved exceeds $120,000 and in which any executive officer, director or holder of more than 5% of any class of voting securities of Abaxis and members of that person’s immediate family had or will have a direct or indirect material interest, other than as set forth in the “Summary Compensation Table” above.

Indemnification Agreements

We generally enter into indemnity agreements with our directors and certain of our executive officers. These indemnity agreements require us to indemnify these individuals to the fullest extent permitted by law. The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under California law and the Company’s Bylaws.

Related-Person Transactions Policy and Procedures

Pursuant to the requirements set forth in the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not have any additional written procedures governing the process for addressing related-person transactions. However, in approving or rejecting proposed transactions, our audit committee generally considers the relevant facts and circumstances available and deemed relevant, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq listing standards, as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Evenhuis and Hanlon and Drs. Bastiani, Singh and Tucker. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with the Company. Mr. Severson, the Company’s Chairman, President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Abaxis shareholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Abaxis, Inc., Zara Z. Thomas, Secretary, 3240 Whipple Road, Union City, California 94587 or contact Zara Z. Thomas at 1-510-675-6500. Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ZARA Z. THOMAS
Secretary
September 17, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2007 is available without charge upon written request to: Corporate Secretary, Abaxis, Inc., 3240 Whipple Road, Union City, California 94587.

002CS-15057

Proxy – Abaxis, Inc.

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Clinton H. Severson and Alberto R. Santa Ines, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Abaxis, Inc. a California corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Abaxis to be held at the principal offices of Abaxis at 3240 Whipple Road, Union City, California 94587, on Thursday, October 25, 2007, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement for the 2007 Annual Meeting of Abaxis Shareholders (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED “FOR” ALL NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

ABAXIS

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on October 25, 2007.

Vote by Internet
- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors

01 -Clinton H. Severson *	For [ ]	Withhold [ ]	02 - Richard J. Bastiani, Ph.D. *	For [ ]	Withhold [ ]	03 - Henk J. Evenhuis *	For [ ]	Withhold [ ]
04 - Brenton G. A. Hanlon *	For [ ]	Withhold [ ]	05 - Prithipal Singh, Ph.D. *	For [ ]	Withhold [ ]	06 - Ernest S. Tucker III, M.D. *	For [ ]	Withhold [ ]

* each to serve until the 2008 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

B Non-Voting Items

Change of Address - Please print your new address below.

Comments - Please print your comments below.

Meeting Attendance

Mark the box to the right [ ] if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the Proxy.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box